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                                                                  Exhibit (h)(1)

                           ADMINISTRATION AGREEMENT

         AGREEMENT made as of October 12, 1999 by and between Commonfund Institutional Funds, a Delaware business trust (the "Company"), and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the "Bank").

         WHEREAS, the Company, a registered investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of the separate portfolios listed on Appendix A hereto; and

         WHEREAS, the Company desires to retain the Bank to render certain administrative services to the Company and the Bank is willing to render such services.

         NOW, THEREFORE, in consideration of the mutual covenants herein set forth, it is agreed between the parties hereto as follows:

         1. Appointment. The Company hereby appoints the Bank to act as Administrator of the Company on the terms set forth in this Agreement. The Bank accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.


         2. Delivery of Documents. The Company has furnished the Bank with copies properly certified or authenticated of each of the following:

                  (a) Resolutions of the Company's Board of Directors authorizing the appointment of the Bank to provide certain administrative services to the Company and approving this Agreement;

                  (b) The Company's Declaration of Trust and all amendments thereto (the "Declaration");

                  (c) The Company's by-laws and all amendments thereto (the "By-Laws");

                  (d) The Company's agreements with all service providers which include any investment advisory agreements, sub-investment advisory agreements, custody agreements, distribution agreements and transfer agency agreements (collectively, the "Agreements");

                  (e) The Company's most recent Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933 and under the 1940 Act and all amendments thereto; and

                  (f) The Company's most recent prospectus and statement of additional information (the "Prospectus"); and

                  (g) Such other certificates, documents or opinions as may mutually be deemed necessary or appropriate for the Bank in the proper performance of its duties hereunder.

            The Company will immediately furnish the Bank with copies of all amendments of or supplements to the foregoing. Furthermore, the Company will notify the Bank as soon as possible of any matter which may materially affect the performance by the Bank of its services under this Agreement.

         3. Duties of Administrator. Subject to the supervision and direction of the Board of Directors of the Company, the Bank, as Administrator, will assist in conducting various aspects of the Company's administrative operations and undertakes to perform the services described in Appendix B hereto. The Bank may, from time to time, perform additional duties and functions which shall be set forth in an amendment to such Appendix B executed by both parties. At such time, the fee schedule included in Appendix C hereto shall be appropriately amended.
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            In performing all services under this Agreement, the Bank shall act in conformity with the Company's Declaration and By-Laws and the 1940 Act, as the same may be amended from time to time, and the investment objectives, investment policies and other practices and policies set forth in the Company's Registration Statement, as the same may be amended from time to time. Notwithstanding any item discussed herein, the Bank has no discretion over the Company's assets or choice of investments and cannot be held liable for any problem relating to such investments.

      4.    Duties of the Company.

            (a) The Company is solely responsible (through its transfer agent or otherwise) for (i) providing timely and accurate reports ("Daily Sales Reports") which will enable the Bank as Administrator to monitor the total number of shares sold in each state on a daily basis and (ii) identifying any exempt transactions ("Exempt Transactions") which are to be excluded from the Daily Sales Reports.

            (b) The Company agrees to make its legal counsel available to the Bank for instruction with respect to any matter of law arising in connection with the Bank's duties hereunder, and the Company further agrees that the Bank shall be entitled to rely on such instruction without further investigation on the part of the Bank.

      5.    Fees and Expenses.

            (a) For the services to be rendered and the facilities to be furnished by the Bank, as provided for in this Agreement, the Company will compensate the Bank in accordance with the fee schedule attached as Appendix C hereto. Such fees do not include out-of-pocket disbursements (as delineated on the fee schedule or other expenses with the prior approval of the Company's management) of the Bank for which the Bank shall be entitled to bill the Company separately and for which the Company shall reimburse the Bank.

            (b) The Bank shall not be required to pay any expenses incurred by the Company.

      6.    Limitation of Liability.

            (a) Notwithstanding anything in this Agreement to the contrary, in no event shall the Bank or any of its officers, directors, employees or agents (collectively, the "Bank Indemnified Parties") be liable to the Company, and the Company shall indemnify and hold the Bank and the Bank Indemnified Parties harmless from and against any and all loss, damage, liability, actions, suits, claims, costs and expenses, including legal fees, (a "Claim") arising as a result of any act or omission of the Bank or any Bank Indemnified Party under this Agreement, except for any Claim resulting from the negligence, willful misfeasance or bad faith of the Bank or any Bank Indemnified Party. Without limiting the foregoing, neither the Bank nor the Bank Indemnified Parties shall be liable for, and the Bank and the Bank Indemnified Parties shall be indemnified against, any Claim arising as a result of : i) actions or omissions of the Fund, including, but not limited to, inaccurate Daily Sales Reports and misidentification of Exempt Transactions or; (ii) the offer or sale of any securities of the Fund in violation of
                 (x) any requirement under the federal securities laws or regulations, (y) any requirement under the securities laws or regulations of any state, or (z) any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such securities.
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            (b) Notwithstanding anything in this Agreement to the contrary, in no event shall the Company or any of its officers, directors, employees or agents (collectively, the "Company Indemnified Parties") be liable to the Bank, and the Bank shall indemnify and hold the Company and the Company Indemnified Parties harmless from and against any and all claims arising as a result of any act or omission of the Bank or any Bank Indemnified Party under this Agreement that constitutes negligence, willful misfeasance or bad faith of the Bank or such Bank Indemnified Party.

            (c) Neither party shall be liable to the other for any loss, damage, liability, action, suit, claim, cost or expense arising from any acts of God, earthquakes, fires, floods, storms or other disturbances of nature, epidemics, strikes, riots, nationalization, expropriation, currency restrictions, acts of war, civil war or terrorism, insurrection, nuclear fusion, fission or radiation other similar happenings or events that can not be controlled or contained by such party. Neither party shall be liable to the other for any loss, damage, liability, action, suit, claim, cost or expense arising from the interruption, loss or malfunction of utilities or transportation or the unavailability of energy sources except to the extent such interruption, loss or malfunction is reasonably forseeable and subject to correction in a commercially reasonable business continuity program.

            (d) The Bank certifies that the occurrence in or use by the Bank's own proprietary internal systems (the "Systems") of dates before or after January 1, 2000 (the "Millennial Dates") will not adversely affect the performance of the Systems with respect to date dependent data, computations, output or other functions (including, without limitation, calculating, computing and sequencing) and that the Systems will create, store and generate output data related to or including Millennial Dates without errors or omissions ("Year 2000 Compliance").

            The parties acknowledge that the Bank relies on automated data communications with vendors, clients and other third parties, as well as certain third party hardware and software providers such as Electronic Data Systems. The Bank also relies on other third party relationships in the conduct of its business. For example, the Bank relies on the services of the landlords of its facilities, telecommunication companies, utilities and commercial airlines, among others. The parties acknowledge that the Bank can make no certification as to the Year 2000 Compliance of third-parties utilized by the Bank in its day to day operations or with which the Systems interact or communicate, from which the Systems receive data or to which the Systems send data. The parties further acknowledge that while the Bank has contacted such third-parties regarding Year 2000 Compliance and will use reasonable efforts to monitor the status of such third-parties' Year 2000 Compliance, failure by such third-parties to achieve timely Year 2000 Compliance could adversely affect the Bank's performance.

            (e) The Bank may apply to the Company at any time for instructions and may consult counsel for the Company, or its own counsel, and with accountants and other experts with respect to any matter arising in connection with its duties hereunder, and the Bank shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction, or with the opinion of such counsel, accountants, or other experts so long as such action does not result from willful misfeasance, bad faith or gross negligence by the Bank. The Bank shall not be liable for any act or omission taken or not taken in reliance upon any document, certificate or instrument which it reasonably believes to be genuine and to be signed or presented by the proper person or persons. The Bank shall not be held to have notice of any change of authority of any officers, employees, or agents of the Company absent actual notice or until receipt of written notice thereof has been received by the Bank from the Company.

            (f) Notwithstanding anything to the contrary in this Agreement, in no event shall the Bank be liable for special, incidental or consequential damages, even if advised of the possibility of such damages.
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      7.    Termination of Agreement.

            (a) The term of this Agreement shall be three years commencing upon the date hereof (the "Initial Term"), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive three-year terms (each a "Renewal Term") unless notice of non-renewal is delivered by the non-renewing party to the other party no later than ninety days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

            Either party hereto may terminate this Agreement prior to the expiration of the Initial Term or any Renewal Term:

         (i) in the event the other party violates any material provision of this Agreement provided that the non-violating party gives written notice of such violation to the violating party and the violating party does not cure such violation within 90 days of receipt of such notice; and

         (ii) if a majority of the Board of the Company reasonably determines that the performance of the Bank under this Agreement has been unsatisfactory, written notice (the "Notice") of such determination setting forth the reasons for such determination shall be provided to the Bank. In the event the Bank shall not, within thirty (30) days thereafter, cure identified deficiencies to the satisfaction of the Board, the Company, with the authorization of the Board, may terminate this Agreement.

            (b) In the event of the termination of this Agreement, the Bank will upon receipt or transmittal, as the case may be, of notice of termination, continue nonetheless to discharge all of its obligations hereunder until designation by the Company of a successor administrator and, upon appointment of a successor administrator, shall commence and prosecute diligently to completion the transfer of all functions performed by the Bank hereunder to successor or to the Company or any other designee of the Company as the Company may direct. If the Company does not select a successor administrator within ninety (90) days from the date of delivery of notice of termination, the Bank may give the Company a notice to quit. Sixty days thereafter the Bank shall be released from any and all obligations under this Agreement.

            (c) At any time after the termination of this Agreement, the Company may, upon written request, have reasonable access to the records of the Bank relating to its performance of its duties as Administrator.

      8.    Miscellaneous.

            (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Company or the Bank shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.
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                  To the Company:

                  Commonfund Institutional Funds
                  Attn: Treasurer
                  c/o Commonfund
                  450 Post Road East
                  Westport, CT 06881-0906

                  To the Bank:

                  Investors Bank & Trust Company
                  200 Clarendon Street, P.O. Box 9130
                  Boston, MA  02117-9130

                  Attention: Carol Lowd, Senior Director, Client Management With a copy to: John E. Henry, General Counsel

            (b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

            (c) This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions.

            (d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

            (e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         9. Confidentiality. All books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required in the performance of duties hereunder or as otherwise required by law.

         10. Use of Name. The Company shall not use the name of the Bank or any of its affiliates in any prospectus, sales literature or other material relating to the Company in a manner not approved by the Bank prior thereto in writing; provided however, that the approval of the Bank shall not be required for any use of its name which merely refers in accurate and factual terms to its appointment hereunder or which is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided further, that in no event shall such approval be unreasonably withheld or delayed.

         11. Several Obligations of the Funds. This Agreement is an agreement entered into between the Bank and the Company with respect to each Fund. With respect to any obligation of the Company on behalf of any Fund arising out of this Agreement, the Bank shall look for payment or satisfaction of such obligation solely to the assets of the Fund to which such obligation relates as though the Bank had separately contracted with the Company by separate written instrument with respect to each Fund.


         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.
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                                    COMMONFUND INSTITUTIONAL FUNDS

                                    By: /s/ Marita K. Wein
                                        --------------------------
                                    Name: Marita K. Wein
                                    Title: Vice President and Treasurer



                                    INVESTORS BANK & TRUST COMPANY

                                    By: /s/ Robert D. Mancuso
                                        --------------------------
                                    Name: Robert D. Mancuso
                                    Title: Senior Vice President

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                                   Appendices

            Appendix A...................................... Funds

            Appendix B...................................... Services

            Appendix C...................................... Fee Schedule
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                                   Appendix A

                                      Funds

                         Commonfund Short Duration Fund
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                                  Appendix B

                                   Services
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                                  Appendix C

                                 Fee Schedule

The Company shall pay the Bank a fee for services rendered to the Short Duration Fund accrued daily and paid monthly at the following annual rates using a 365 day year:

            NET ASSETS IN FUNDS OF THE COMPANY        ANNUAL RATE

            $10 billion or less                       0.05%

            Over $10 billion                          0.0025%


Legal expenses, printing, delivery, postage and travel associated with the performance of services under this agreement will be for the account of the Company.

         Amounts payable hereunder will be invoiced by Custodian and, after approval of the Treasurer, charged against the Custodian Account. Payment is due within five (5) days.